Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks of Investor Conference Call
for the Quarter Ended March 31, 2018

May 2, 2018

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2018 third quarter financial results.  This is So-Yeon Jeong, Investor Relations representative for the company.  With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO.  This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by business wire today, May 2, 2018, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to our CFO to provide an overview of the third fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon.  Good afternoon and thank you for joining us.  To begin, I will discuss financial results for the quarter.  Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the March quarter was $102.9 million, down 1.0% sequentially and up 10.3% year-over-year. Our new products continued to show strong momentum during our typically lowest season.

In terms of product mix, MOSFET revenue was $84.0 million, down 1.3% from the prior quarter and up 18.6% from the same quarter last year.  Power IC revenue was $15.7 million, down 0.5% from the prior quarter and down 18.8% from the same quarter last year.  Service revenue was $3.2 million, as compared to $3.0 million for the prior quarter, and $3.2 million from the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 41.3% of the total revenue, Consumer 20.7%, Power Supply and Industrial 21.2%, Communications 13.5%, Service 3.1% and others 0.2%.

Non-GAAP gross margin was 26.8% for the March quarter, as compared to 27.4% in the prior quarter and 24.6% for the same quarter last year. The decrease in non-GAAP gross margin quarter-over-quarter was mainly driven by the lower factory utilization due to the Chinese New Year holiday.  Non-GAAP gross margin excluded $0.4 million of share-based compensation charge for the March quarter, as compared to $0.4 million in the prior quarter and $0.2 million for the same quarter last year.

Non-GAAP operating expenses for the quarter were $21.7 million, compared to $21.3 million for the prior quarter and $18.2 million for the same quarter last year.  Non-GAAP operating expenses excluded $2.1 million of share-based compensation charge, as compared to $3.6 million in the prior quarter and $1.5 million for the same quarter last year.  Non-GAAP operating expenses also excluded $2.8 million of pre-production expenses related to the Chongqing joint venture for the March quarter.  The higher non-GAAP operating expenses quarter-over-quarter were primarily due to the expense increase relating to our digital power team from $0.4 million for the prior quarter to $1.0 million for the current quarter.  As of the end of the March quarter, we had hired about a half of the team that we plan to build for the digital power business.  We expect to recruit up to 2/3 of the team by the end of the June quarter.

Income tax expense was $0.8 million, compared to income tax benefit of $2.1 million for the prior quarter, which included $2.7 million one-time tax benefit from the impact of the Tax Reform, as compared to income tax expense of $0.5 million for the same quarter last year.

Net income attributable to AOS for the quarter was approximately $1.7 million or 7 cents earnings per share, as compared to 27 cents earnings per share for the prior quarter and 14 cents earnings per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 23 cents earnings per share as compared to 32 cents earnings per share for the prior quarter and 21 cents earnings per share for the same quarter last year.  Non-GAAP EPS for the quarter excluded the effect of share-based compensation expenses of $2.5 million and pre-production expenses related to the joint venture of $1.6 million. The diluted earnings per share calculation was based on approximately 24.8 million shares.

We continue to generate positive operating cash flow attributed to AOS.  Cash flow from operations attributable to AOS was $0.7 million for the March quarter, compared to $12.2 million for the prior quarter and $11.2 million for the same quarter last year.  The lower operating cash flow attributable to AOS was due to the fluctuation in working capital such as accrued expenses and accounts receivable.  We expect to return to normal cash generation level in the June quarter.  Cash flow used in operations attributed to our Chongqing joint venture was $8.3 million for the March quarter, compared to $2.6 million for the prior quarter and $0.2 million for the same quarter last year.

EBITDAS for the March quarter was $12.3 million compared to $16.0 million for the prior quarter and $12.6 million for the same quarter last year.

Moving on to the balance sheet.

We completed the March quarter with cash and cash equivalents balance of $125.2 million including $46.0 million cash balance at our Chongqing joint venture, as compared to $146.2 million at the end of last quarter and $116.2 million a year ago. During the quarter, our Chongqing joint venture received $42.0 million cash contribution from the Chongqing investment funds, and also we drew down $13.2 million loan from our equipment line of credit to fund our Oregon fab’s capacity expansion.

Net trade receivables were $28.9 million, as compared to $24.3 million at the end of last quarter and $22.5 million for the same quarter last year.  Day Sales Outstanding was 30 days for the quarter, as compared to 33 days for the prior quarter.

Net inventory was $90.5 million at the quarter-end, compared to $85.7 million for last quarter and $73.3 million for the prior year.  Average days in inventory were 105 days for the quarter compared to 98 days in the prior quarter.  The increase in inventory was mainly in the raw materials and spare parts to support the production ramp expected in the June quarter and the second half of 2018.

Net Property, Plant and Equipment balance was $258.8 million, as compared to $193.3 million for last quarter and $126.1 million for the prior year.  Capital expenditures were $57.9 million for the quarter, including $45.5 million from our Chongqing joint venture and $12.4 million from AOS.  We expect AOS capital expenditures for the June quarter to be at the similar level as the March quarter.

With regard to the Chongqing joint venture, the construction of the phase 1 cleanrooms was completed by the end of the March quarter and we are now in the process of installing equipment and conducting internal qualifications.  We expect to gradually ramp up mass production for assembly and test in the second half of 2018, and start trial production for the joint venture's 12” fab toward the end of this year.  When the phase 1 cleanroom is fully ramped, it can support approximately $150 million of additional annual revenue.

During the March quarter we repurchased 402,000 shares of our stock for approximately $6.0 million under our existing share repurchase program.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

I am delighted to report solid performance for the March 2018 quarter.  All of the key financial metrics exceeded the mid points of our guidance ranges, reflecting year-over-year growth of 10.3% in revenue, 220 basis points in non-GAAP gross margin, and 9.5% in non-GAAP earnings per share. We are consistently delivering the results that underscore our fine execution on our strategy in both long-term initiatives as well as the core business plans.
Our core business momentum continues to gain robust traction. I will elaborate on two factors that contribute to our strength. First, specific to AOS, we are now clearly seeing the benefits of the market-driven R&D investments that we started several years ago. Our design pipeline that represents future revenue potential for multiple years has been growing steadfastly, as demonstrated by the healthy revenue growth in the recent years. We are pleased that our design ins and design wins are now at the highest level in the company’s history and continue to scale. Perhaps more exciting, some of the earlier investments we made are scheduled to ramp up in the second half of this calendar year. The scaling of new products demonstrates the competitiveness of our technology, and we believe that it will bring in meaningful revenue contribution and profitability to AOS.   We are also strategically executing our capacity schedule to accommodate the planned shipments.
Second, from the market standpoint, we are increasingly encouraged about developing trends that are driving sustainable growth in our markets.  The computing industry has expanded to applications beyond personal computing to include Artificial Intelligence (AI), Big Data, and Internet of Things (IoT).  We have seen generation after generation of new mobile devices with increased functionalities and power requirements.  The next level of networking offers a new world of connectivity to drive the digital economy and society.   The proliferation of new devices and applications translates into more contents and processing power, creating the need for more sophisticated power management. As a leader of power management especially in the computing area, AOS is well positioned to benefit from the new development of the large and fast-growing markets.
Against this backdrop, I'll now describe how we are positioned in each market we serve, beginning with the Computing segment. It represented 41.3% of total revenue in the March quarter.  It decreased by 3.9% sequentially, but increased by 10.9% year-over-year. The continued strong share penetration of our competitive Vcore products into high-end PCs and high-performance graphics card contributed to a healthy growth from a year ago.  Our focused R&D investments, coupled with the dedication to serve our customers, are bearing fruit as exemplified by the ongoing double-digit year-over-year growth in this segment since December 2016 quarter.  We believe that the emerging market trend will continue to present us with higher-value opportunities for many years to come, and we remain committed to drive innovations to better support our customers.  Looking ahead, we expect to see another healthy lift in our Computing segment in the June quarter.

Second, Consumer: It was 20.7% of the total revenue.  It improved by 0.8% and 3.7%, sequentially and year-over-year, respectively. AOS’ IGBT product line continues to demonstrate solid improvement. For the March quarter, its revenue increased more than enough to offset the decline in TV revenue caused by the soft demand from one of our major TV OEM customers. Our IGBT products garnered more design wins, and expanded further into new applications including air conditioning. We are excited about the growing pipeline of this new product line. However, as we continue to manage our mix under tight supply, we expect the Consumer business as a whole to decline slightly in the June quarter.

Third, Power Supply and Industrial Segment: It was 21.2% of the total revenue, which was up 4.6% sequentially, and up 19.1% from the same quarter last year. Despite low seasonality, this segment performed stronger than we expected driven by the increased shipment in medium voltage products for quick charger and various power supply applications. The superior performance of our medium voltage products enabled us to penetrate the market and firmly secure our positions at key manufacturers. While the strength of the medium voltage products continues into the June quarter, we expect the overall revenue of this segment to slightly decrease in accordance with our allocation plan.
Lastly, the Communications segment: It represented 13.5% of the total revenue.  It decreased 5.0% sequentially but increased 9.1% year-over-year.  While this segment was temporarily impacted by our product mix management during the March quarter, we are optimistic about the outlook of the Communications business driven by the AlphaDFN product line for smartphone battery management applications. Since its introduction a couple of years ago, our AlphaDFN technology has been highly regarded and steadily accepted by major smartphone OEMs and ODMs, expanding market reach year after year.  We are ramping up AlphaDFN production from this quarter and expect to continue to expand through the second half of calendar 2018.  With respect to the recent ZTE export ban, although we anticipate approximately $1.0 million of shipment loss due to the ZTE ban, we expect this segment to grow modestly in the June quarter.

All in all, I am pleased with the exciting momentum underpinned by the record level of our design activities. While delivering consistent results, we have been carefully planning and investing in the capacity expansion of our Oregon fab. A great deal of heavy lifting will be substantially completed by the end of the June quarter. The increased capacity from the second half of this year will enable us to not only realize more of revenue potential but also cultivate deeper relationships with key customers. We are optimistic about the opportunities in front of us, and remain committed to execute on our business plans to invigorate our earnings power.

Yifan Liang: Guidance for the next quarter
As we look forward to the fourth quarter of fiscal year 2018:

●	Revenue is expected to be in the range of $106 million to $110 million.
●
Gross margin is expected to be approximately 26.5% plus or minus 1%.  Non-GAAP gross margin is expected to be approximately 26.8% plus or minus 1%.  Non-GAAP gross margin excludes $0.3 million of estimated share-based compensation charge.

●
Operating expenses are expected to be in the range of $29.3 million plus or minus $1 million.  Non-GAAP operating expenses are expected to be in the range of $23.0 million plus or minus $1 million.  Both GAAP and non-GAAP operating expenses include $1.6 million to $1.8 million of estimated expenses relating to the development of our digital power team.  Non-GAAP operating expenses exclude an estimated share-based compensation charge of approximately $2.3 million and estimated pre-production expenses relating to the Chongqing joint venture of $4.0 million.

●	Tax expenses are expected to be in the range of $1.0 million to $1.2 million.
●
Loss attributable to noncontrolling interest is expected to be around $2.6 million. On a non-GAAP basis excluding the pre-production expenses of the joint venture, this item is expected to be approximately $0.5 million.  The $2.1 million difference is due to the exclusion of estimated pre-production expenses in non-GAAP operating expenses.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Completion of the Chongqing JV Buildings and Cleanrooms

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, pre-production expenses of the Chongqing joint venture, statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit; the expected trend on revenue and sales for each segment of our serviceable market; the expected impact of the ZTE ban; the progress of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products; expectation with respect to our digital power business; seasonality fluctuation in customer demand; our ability to manage supply constraints and the expectation with respect to capacity limitation; the execution of our business plan; the benefit of our share repurchase program; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to successfully develop and operate the joint venture in China, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed by AOS on September 5, 2017. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.